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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-21793

                                Versatility Inc.
             (Exact name of registrant as specified in its charter)

                11781 Lee Jackson Memorial Highway Seventh Floor
                     Fairfax, Virginia 22033 (703) 591-2900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock
            (Title of each class of securities covered by this Form)
________________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [x]        Rule 12h-3(b)(1)(ii)      [_]
        Rule 12g-4(a)(1)(ii)   [_]        Rule 12h-3(b)(2)(i)       [_]
        Rule 12g-4(a)(2)(i)    [_]        Rule 12h-3(b)(2)(ii)      [_]
        Rule 12g-4(a)(2)(ii)   [_]
        Rule 12h-3(b)(1)(i)    [_]        Rule 15d-6                [_]

  Approximate number of holders of record as of the certification or notice date: 1


  Pursuant to the requirements of the Securities Exchange Act of 1934, Versatility Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  DATE:  December 7, 1998         BY: /s/ David J. Roux
                                      ___________________________
                                   David J. Roux
                                   President, Chief Executive Officer